Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, EVP & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com
Media Contact: Stacey Keating, Director - Public Relations, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIES ANNOUNCES PROPOSED SETTLEMENT
OF CLASS ACTION LAWSUIT

CHATTANOOGA, Tenn. (March 26, 2019) - CBL Properties (NYSE: CBL) today announced that it has approved the structure of a settlement of a class action lawsuit as outlined below.

Background
On March 16, 2016, Wave Lengths Hair Salons of Florida, Inc. d/b/a Salon Adrian filed a putative class action in the United States Court for the Middle District of Florida seeking unspecified monetary damages, as well as costs and attorneys’ fees, based on allegations that CBL and certain affiliated entities overcharged tenants at bulk metered malls for electricity.

In recent months, the pace of the case accelerated to a considerable degree. On January 7, 2019, the Court partially granted the plaintiff’s motion for class certification of a nationwide RICO class and a Florida RICO and FDUTPA class. On January 22, 2019, CBL filed a petition with the United States Court of Appeals for the Eleventh Circuit seeking permission to appeal the Court’s class certification order, and on March 4, 2019, that petition was denied. On March 11, 2019, the Court set the trial date for April 2, 2019. On March 15, 2019, following mediation proceedings, a proposed structure of a settlement was approved by representatives of the parties.

CBL denies all allegations of wrongdoing and asserts that its actions have at all times been lawful and proper. However, given the class certification, the accelerated trial schedule, the inherent risk of any trial, and the potential cost of an adverse resolution of the litigation, the Company believes that mediation was the prudent path. Furthermore, it maintains that the proposed settlement is in CBL’s best interest and in the best interests of its shareholders.

Proposed Settlement Structure
Details of the proposed settlement structure and anticipated accounting impact are available on CBL’s Form 8-K filed with the SEC today.

As part of the proposed settlement, CBL will suspend payment of its common dividend for two quarters: the quarter ended June 30, 2019 (payable in third quarter 2019), and the quarter ended September 30, 2019 (payable in fourth quarter 2019). The suspension of the dividend for two quarters will preserve approximately $26.0 million in cash at the current quarterly dividend rate. Based on the current projection of taxable income for 2019, which includes the impact of the settlement, CBL believes it will satisfy all required REIT distributions for the 2019 taxable year. The proposed settlement does not restrict

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CBL Properties I 423.855.0001 I cblproperties.com

CBL’s payment of common dividends thereafter. CBL anticipates resuming a quarterly distribution with its dividend payable in January 2020 (subject to Board approval) in an amount to be determined at that time based on updated taxable income projections for 2020. CBL’s common dividend previously declared on February 25, 2019, and payable on April 16, 2019, will be paid as declared.

About CBL Properties
Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 115 properties totaling 71.5 million square feet across 26 states, including 72 high-quality enclosed, outlet and open-air retail centers and 11 properties managed for third parties. CBL continuously strengthens its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.
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CBL Properties I 423.855.0001 I cblproperties.com